UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Schedule 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BB&T Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

BB&T Corporation Overview and Executive Compensation and Corporate Governance Developments Spring 2017

Outline BB&T’s Board of Directors is committed to being responsive to our shareholders. This document summarizes our shareholder engagement process and changes made to our executive compensation and corporate governance programs during 2016 and 2017. Based on shareholder feedback in 2016, we: Made an immediate retroactive change to our 2016 executive compensation program Made significant enhancements to our 2017 executive compensation program Adopted proxy access Published a Corporate Social Responsibility report Our executive compensation program: Provides a balanced mix of short-term and long-term incentives based on formulaic performance goals that measure both absolute and relative performance Ties 67% of long-term incentives to robust performance criteria Subjects 100% of long-term incentives to a performance hurdle Includes significant risk-mitigation features, including risk scorecard reviews, forfeiture provisions and clawbacks Closely ties pay with performance, and the achievement of strategic objectives We welcome feedback from our shareholders and look forward to continuing to engage with you

BB&T’s Commitment to Shareholder Engagement BB&T believes in ongoing engagement with our shareholders. Since 2009, we’ve engaged in a recurring dialogue with a number of our larger shareholders concerning corporate governance and executive compensation matters. The feedback we receive during our shareholder engagement sessions directly informs the Board’s compensation decisions, including those changes made to the 2016–2018 LTIP and the 2017 long-term incentive program.

Shareholder Engagement – What We Heard Since receiving the results of the 2016 “say on pay” vote, we contacted our 50 largest shareholders, representing 44% of our outstanding shares, and ISS and Glass Lewis. We received the following feedback: Tie a significant portion of our long-term compensation to robust performance objectives Add an additional performance-based metric to our long-term incentive compensation Consider adding larger banks to our peer group Don’t target compensation above the median of our peers, even though we are above the median of our peers in terms of asset size Don’t make the 2015 Merger Incentive Award a regular part of our executive compensation program Increase our CEO stock ownership guideline Adopt proxy access Publish our Corporate Social Responsibility report on our website

Shareholder Engagement – What We Did The Compensation Committee, the Nominating and Corporate Governance Committee and the Board carefully considered the constructive feedback we received during our engagement sessions and took the following immediate actions: Compensation Changes Effective in 2016 In June 2016, retroactively added relative Total Shareholder Return as a payment modifier that can decrease the previously granted 2016-2018 LTIP awards based on our relative TSR As a result, the 2016-2018 LTIP award will be calculated as follows: If Applicable: Also consistent with the 2014-2016 and 2015-2017 LTIP awards, the maximum payout level for the 2016-2018 LTIP awards is 125% of the target award opportunity.

Shareholder Engagement – What We Did Compensation Changes Effective in 2016 (continued) No 2016 base salary increases for our 2015 NEOs No increase in compensation target opportunities for our 2015 NEOs Added to the peer group one bank larger than BB&T (Wells Fargo) and one bank closer in size to BB&T (Citizens Financial) Reinforce that the 2015 Merger Incentive Award was a one-time event that will not be repeated Increased the CEO’s stock ownership requirement from 5x salary to 6x salary

Shareholder Engagement – What We Did Compensation Changes Effective in 2017 Enhanced the features and mix of the long-term incentives as follows: Granted PSUs Representing 50% of Equity Awards: In 2017, 50% of the equity awards granted are in the form of Performance Share Units (“PSUs”) with the remaining equity awards granted in the form of Restricted Stock Units (“RSUs”). Eliminated Stock Options: In consideration of shareholder feedback and to reinforce our focus on PSUs, in 2017 we eliminated the use of stock options. Included a TSR Payment Modifier in the LTIP: The 2017-2019 Long-Term Incentive Performance Award (“LTIP”) incorporates a total shareholder return (“TSR”) modifier that can increase or decrease payments based on BB&T’s TSR performance. Realigned the Long-Term Incentive Mix: For 2017, two-thirds of long-term incentives (PSUs and LTIP) are subject to robust performance criteria. Subjected 100% of Long-Term Incentives to a Performance Hurdle: For 2017, all long-term incentives are subject to a performance hurdle. Extended our risk-based forfeiture provisions to all long-term incentive awards. Awards are subject to reduction or forfeiture if the Compensation Committee determines that there has been a significant negative risk outcome. No increases in base salaries for our NEOs

Shareholder Engagement – What We Did New 2017 Compensation Vehicle – Performance Share Units (PSUs) Performance Period: Three years (2017-2019). Vesting requirements : Three-year cliff vesting subject to BB&T exceeding a performance hurdle (based on absolute ROCE) Forfeiture Provisions: Before vesting, 100% of the award is subject to reduction or forfeiture if there is an aggregate operating loss for the performance period or if a negative risk outcome occurs as determined by the Compensation Committee. Performance Metrics: ROCE and TSR Return on Common Equity: Payouts will be based on BB&T’s ROCE performance relative to our peer group as follows (payout percentages will be interpolated for results between the 25th and 62 1⁄2 percentiles).

Shareholder Engagement – What We Did New Compensation Vehicle – Performance Share Units (PSUs) (Continued) Total Shareholder Return Modifier: If the ROCE performance hurdle is met and after calculating the PSU payouts based on relative ROCE performance, the payouts are then subject to adjustment based on a TSR modifier measuring our TSR percentile performance relative to our peer group. TSR percentile performance is assessed relative to our peer group for the three-year performance period. Payments under the 2017 PSUs will be adjusted as follows (interpolated for results between the 25th and 75th percentiles): Maximum Payments: The maximum payout level for the 2017 PSU is 125% of the PSUs awarded. No Dividends: Dividends are not paid on unvested PSUs.

Shareholder Engagement – What We Did Corporate Governance Changes Effective in 2016 Adopted a proxy access bylaw that allows a shareholder or group of up to 20 shareholders that has held at least 3% of our common stock for at least three years to nominate up to 25% of the Board (but at least two directors) and have those nominees appear in our proxy statement, subject to notice and other specific requirements in our bylaws. Published a Corporate Social Responsibility report on our website, highlighting our good stewardship of the natural resources entrusted to us, our promotion of our associates’ and communities’ well-being, and our coherent corporate governance program.

Supplemental Materials Our Compensation Philosophy and Programs BB&T Performance Strategic Accomplishments Proposals on the 2017 Proxy Ballot

Executive Compensation Philosophy and Objectives Features of our compensation program include: Compensation and reward systems that are designed to support and drive our long-term strategic goals and produce positive business results A pay-for-performance culture that ties 86% of our CEO’s (and 79% of our other NEOs’) target total direct compensation directly to our performance Objective performance metrics (EPS, ROA, ROCE and TSR) that tie to the financial health and stability of our company and align with shareholder interests Broad-based pension that helps to attract and retain employees, including our Executive Management team Appropriate risk mitigation features (as discussed on the following page) Our executive compensation philosophy is based upon providing performance incentives to Executive Management to generate returns while maintaining a prudent risk management culture.

Committed to Prudent Executive Pay and Governance Practices Strong restrictions against pledging and hedging of common stock by directors and Executive Management Strong Stock Ownership Guidelines for directors and Executive Management Award reduction, cancellation or forfeiture related to the Executive Risk Scorecard process The Committee uses an executive risk scorecard to evaluate both corporate and individual results that can be compared to stated risk appetites in all risk categories, to ensure prudent risk management The executive risk scorecard presents, for each individual member of Executive Management, the positive and negative risk outcomes that have influenced each risk category and includes recommended actions with respect to significant negative outcomes All compensation awards (cash and equity) are subject to clawback (recoupment) to the extent determined by the Compensation Committee

2017 Executive Compensation Program Mix Annual Incentive Program Measures financial achievement formulaically against two goals: return on assets relative to peers (40%) and EPS (60%) Minimal upside, with payouts capped at 125% of target Long Term Incentives Performance Share Units and Cash LTIP Each represents one-third of LTI, for a total of 67% based on future performance Determined based on relative ROCE measured over a 3-year performance period, with a relative 3-year TSR modifier Minimal upside, with payouts capped at 125% of target RSUs: one-third of LTI All LTI awards include minimum performance hurdles and risk-forfeiture provisions

Performance Highlights 2016: A Record Performance Year Record Net Income available to common shareholders of $2.3 billion, up 16.7% Asset growth of 4.4% year-over-year Average non-interest bearing deposits increased 15% year-over-year, second highest growth rate in our peer group Record revenue of $11.0 billion, up 12.3% from 2015 Best in our peer group in nonperforming assets as a percentage of loans and other real estate owned Strong capital and liquidity ratios Credit ratings that are among the highest in our industry Strong absolute total return to shareholders of 28% Total shareholder return exceeded peer average and S&P Financials Index for the 10, 15, and 20 year periods Strong absolute TSR for 1 and 3 years. Three year TSR of 11.0% compares to peer median of 13.7%. We rank lower on a percentile basis due to the tight band of peer results. BB&T’s stock price did not fall as far during the financial crisis, and so others’ recovery is more pronounced BB&T achieved record stock price of $47.85 in 2016 and has set new records in 2017

Among Leaders in Key Performance Measures Peers include CFG, CMA, FITB, HBAN, KEY, MTB, PNC, RF, STI, USB, WFC and ZION; RWA excludes MTB and WFC Source: S&P Global and Company Reports Full Year Results BB&T Peer Rank Return on average assets Return on average tangible common equity 1.12% 14.59% 3 rd 2 nd Return on risk-weighted assets 1.41% 2 nd Net interest margin 3.39% 1 st Adjusted efficiency 59.2% 3 rd Dividend yield 2.55% 2 nd Nonperforming assets as a % of loan-related assets 0.57% 1 st

Total Shareholder Return 1 YEAR 10 YEAR 15 YEAR 20 YEAR Peers include CFG, CMA, FITB, HBAN, KEY, MTB, PNC, RF, STI, USB, WFC and ZION For periods ended December 31, 2016 Source: Bloomberg (percent) (percent) (percent) (percent) 3 YEAR (percent) 28.4 11.1 13.7 11.6 4.4 0.6 -0.4 5.4 3.6 2.8 8.4 5.9 5.6 BBT Peer Average S&P Financials Index 36.3 22.7 5 YEAR (percent) 16.6 21.5 19.4 While BB&T’s recent TSR has trailed the peer average, we have outperformed peers and the broader market over the long term.

2016 Strategic Accomplishments Extended our long-standing commitment to leadership development in our clients and communities BB&T Leadership Institute Lighthouse Project community service initiative Financial Foundations course to increase the financial proficiency of high school students Ramped up our digital strategy by adding talent and technology to meet our clients’ evolving needs and expectations. Continued to grow our digital platform, U by BB&T, which allows clients to do business with us wherever they are on whatever device they choose. Approved a 7% increase in our quarterly dividend, achieved a 28.4% total return to shareholders and approved to conduct share repurchases totaling $840 million. Our dividend yield and long term returns are among the best in the industry. Successfully integrated our National Penn acquisition and began capitalizing on our earlier acquisitions of Susquehanna Bancshares and The Bank of Kentucky, enabling new capital markets relationships in Philadelphia and Cincinnati. Completed our second largest insurance acquisition – Swett & Crawford, a century-old wholesale broker with a strong and talented team of industry specialists. Added five new leaders to our Executive Management team, created the new positions of chief digital officer and chief client experience officer and appointed new leadership to the role of chief information officer. Completed investments in new infrastructure systems which enhance BB&T’s risk management and position BB&T for future growth.

Proposals on the 2017 Proxy Ballot Election of 16 directors named in the proxy statement Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017 Advisory vote to approve BB&T’s executive compensation program, commonly referred to as a “say on pay” vote Advisory vote on the frequency of our say on pay vote Approval of amendments to the BB&T Corporation 2012 Incentive Plan, which include increasing the number of authorized shares, and re-approval of the Plan for purposes of Internal Revenue Code Section 162(m) (as discussed on the following page) A shareholder proposal requesting the elimination of supermajority voting provisions in BB&T Corporation’s articles and bylaws, if properly presented at the meeting (as discussed on a subsequent page)

Proposals on the 2017 Proxy Ballot 2012 Incentive Plan proposal Approval of the amendments to the 2012 Incentive Plan is being requested primarily to: Increase the number of shares reserved for issuance by 6,200,000 shares; Eliminate the 20,000,000 share reserve limit; Add a fiscal year award limit of $500,000 for non-employee directors; and Modify the tax withholding provisions to reflect changes in accounting rules. In addition, re-approval of the plan is being requested for purposes of Section 162(m) of the Internal Revenue Code. Why shareholders should approve the 2012 Incentive Plan, as amended With respect to the increase in the number of shares, it is necessary for us to have the ability to grant equity awards permitted under the 2012 Incentive Plan in order to attract and retain qualified employees and non-employee directors. With respect to the elimination of the share reserve limit, this simplifies the administration of our plan given the Compensation Committee’s 2017 decision to eliminate the use of stock options. With respect to the amendments limiting annual awards to non-employee directors and prohibiting cash-outs of stock options without shareholder approval, the Board believes that such amendments reflect enhanced governance and are necessary to better align the 2012 Incentive Plan with recognized market practices. Total Potential Dilution = 5.6% 3-year Average Run Rate = 0.60%

Proposals on the 2017 Proxy Ballot Shareholder proposal requesting the elimination of supermajority voting provisions in BB&T Corporation’s articles and bylaws Why shareholders should vote Against this proposal: Our bylaws require a 2/3 vote from our common shareholders to amend only a few fundamental corporate governance bylaw provisions, including (a) annual election of directors, (b) board size of between 3 and 25 members, (c) director removal only for cause and only by a vote of shareholders, (d) allowing directors to fill board vacancies (including vacancies not filled by shareholders) and (e) the amendment of the bylaws. The supermajority provisions included in our articles of incorporation are exclusively limited to the terms of the five different series of preferred stock that BB&T issued to investors. The limited supermajority voting provisions included in BB&T’s bylaws, such as annual director elections, and articles of incorporation, which are only applicable to preferred shareholders, are reasonable, appropriate and in the best interests of shareholders as a whole. Adopting this proposal would allow fundamental corporate governance matters, such as annual director elections, to be altered without requiring a broad shareholder consensus. Record of Strong Corporate Governance Under the direction and recommendation of our Board, our articles and bylaws have been amended to provide for the annual election of all directors, majority voting for the election of directors and proxy access. Our Nominating and Corporate Governance Committee and Board of Directors regularly consider corporate governance developments and implementation of this proposal is not necessary or in the best interest of BB&T and its shareholders.